Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated January 31, 2025
Relating to Preliminary Prospectus dated January 16, 2025
Registration No. 333-283546

# GATES GROUP Inc.

*Real Estate Around The World In Your Hands*

Investor Presentation

Nasdaq: GTSG

February 2025

# Forward Looking Statement

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may”, “should”, “expects”, “anticipates”, “contemplates”, “estimates”, “believes”, “plans”, “projected”, “predicts”, “potential”, or “hopes” or the negative of these or similar terms. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in the registration statement that we have filed with the U.S. Securities and Exchange Commission. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. Past performance is not indicative of future results. There is now guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

# Free Writing Prospectus and Other Matters

Free Writing Prospectus

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The preliminary prospectus was filed January 16, 2025 and is available on the SEC website at http://www.sec.gov. Alternatively, GATES GROUP Inc. and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Spartan Capital Securities, LLC at +1 (212) 293-4245 or by email at kmonchik@spartancapital.com or standard mail at Spartan Capital Securities, LLC, Attn: Kim Monchik, 45 Broadway, 19th Floor, New York, NY 10006 USA. The recent registration statement (including the most recent prospectus) can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2033738/000149315225002564/formf-1a.htm

Form CRS/Reg BI Disclaimer:

Spartan Capital Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and investment advisory services and fees differ, and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at investor.gov/CRS, which also provides educational materials about broker-dealers, investment advisers, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates a conflict with your interests. Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you. There are many risks involved with investing. For Spartan Capital Securities, LLC customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https://spartancapital.com. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others.

# Offering Summary

| | |
|---|---|
| **Issuer** | GATES GROUP Inc. |
| **Exchange / Ticker** | Nasdaq Capital Market / GTSG |
| **Offering Type** | Initial Public Offering |
| **Security** | Japanese Common Shares |
| **Expected Offering Size** | 1,000,000 |
| **Expected Offering Amount** | $6,000,000 |
| **Expected Offering Price** | $6.00 |
| **Shares Outstanding Pre-Offering** | 25,335,000 Japanese Common Shares* |
| **Use of Proceeds** | - 60% to fund mergers & acquisitions of strategic businesses<br>- 10% for the development of the auction platform for condominiums and pre-owned solar power generation facilities<br>- 30% for general corporate purposes, such as funds to purchase condominiums, and working capital |
| **Underwriter** | Spartan Capital Securities, LLC |

* Represents shares outstandings after a 2.25:1 forward stock split

# The GATES GROUP Inc. Business Model

***GATES reduces real estate transaction costs by removing intermediary real estate companies from the sales process***

## Traditional Process of Real Estate Sales in Japan



Purchase
Sale
Sale
Sale
Brokerage
Target Property
Real Estate Purchase Company
Real Estate Wholesale Company
Real Estate Sales Company
Real Estate Brokerage Company
End Customer
Original Property Cost
Margin (1)
Original Property Cost
Margin (2)
Margin (1)
Original Property Cost
Margin (3)
Margin (2)
Margin (1)
Original Property Cost
Brokerage Fee
Margin (3)
Margin (2)
Margin (1)
Original Property Cost
Total Transaction Costs

## GATES GROUP Inc. Process of Real Estate Sales in Japan



Purchase
GATES
Direct Sale to End Customer
Target Property
GATES GROUP Inc.
Real Estate Wholesale Company
Real Estate Sales Company
Real Estate Brokerage Company
End Customer
Original Property Cost
Margin (1)
Original Property Cost
Total Transaction Costs

# Robust Suite of Real Estate Services


DIRECT
GATES FUNDING
日本で最速公開

## GATES Auction

One-stop platform for purchasing, selling, and managing investment condominiums that are not on the market

Providing one-stop support for the
purchase and sale of solar power generation equipment,
Real estate renovation, resale, and sales


GATES

## GATES Funding

Real estate investment crowdfunding platform with low investment minimums

Developing high value-added properties that do not appear on the market, as well as overseas real estate such as U.S. real estate

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

# One-Room DIRECT

*Real Estate Investment Platform*

*One-stop service for purchasing, selling and managing real estate properties*


DIRECT
1分で無料登録！1秒で商談開始！
GATES FUNDING
日本で最速公開
直販物件だから
AIが

## One-Room DIRECT

*One-stop real estate investment service for the purchase, sale and management of condominiums*

- One-Room DIRECT provides access to **600,000 unlisted properties** and **300 listings monthly**, which we offer at direct sales prices, eliminating the involvement of multiple real estate companies.
- GATES connects buyers and sellers while offering property management services, including rent collection, repairs, and restoration.

## One-Room EXIT

*Investment condominium sale consulting service for the sale of condominiums throughout Japan*

- One-Room EXIT provides consulting services for condominium sales, appraisals, refinancing, inheritance, and property management.
- GATES helps homeowners in mortgage difficulty by negotiating with lenders, maximizing property value, and brokering sales to avoid bankruptcy auctions

# GATES Auction Services (continued)

## GATES Solar Direct

*Purchase and sale of solar power generation equipment (mainly for real estate sales companies and property owners to buy and sell equipment)*

### Approach to Solar Direct

1. Introduction from companies that sell and maintain solar power generation equipment
2. Approach listed companies published by the Japanese government
3. Approach past and existing customers in the investment condominium business, given the proximity of the investment condominium and solar power generation equipment markets



## GATES Renovation

*Renovate and resale the properties obtained by renovation, resale, voluntary sale, or auction to private investors and real estate sales companies*

### Approach to Identifying Real Estate for Purchase

1. Introduction from the National Association for Voluntary Sales, a general incorporated association that supports people who are having trouble repaying their mortgages through voluntary sales counseling
2. Monitoring of real estate auction information
3. Introduction from a previous vendor



# GATES Funding

- GATES Funding is a real estate investment crowdfunding platform that allows Japanese investors to **invest from as little as ~$62**, all from a smartphone
- Developing high value-added properties that do not appear on the market, as well as overseas real estate such as U.S. real estate


GATES

**01**

**Attractive Investment Size**

GATES Funding allows Japanese investors to invest from as little as ~$62 per unit

**02**

**Return to Investors**

Japanese investors acquire under Japanese anonymous partnership agreements the right to claim dividends and refunds of their investments upon the completion of the real estate project based on the net proceeds from rental income and sale of properties

**03**

**High Assumed Yields to GATES**

Through the GATES business model, the cost of GATES purchasing real estate is cut and a high assumed yield is achieved by GATES

# Japanese & Global Real Estate Market Opportunity

**The Japanese and Global Real Estate Market has high potential, with a substantial addressable market**

**$9.8 Billion[1]**
SOM
(Serviceable Obtainable Market)
Studio Apartment Market

**$84.8 Billion[2]**
SAM
(Serviceable Available Market)
Existing Condominium Market

**$215.4 Billion[3]**
TAM
(Total Available Market)
Securitization Real Estate Market

¥1.5 trillion – SOM[1]
¥13 trillion – SAM[2]
¥33 trillion – TAM[3]
Yen -> USD Conversation Rate as of 11.03.2024

# Competitive Advantage

## 01

### Proprietary AI Algorithm for Property Procurement


S
ランク
99.79
全体の
スコア平均
77.37

Since inception, we have built a database of 600,000 properties and developed a proprietary AI algorithm to identify potential sales needs based on purchase history.

The AI algorithm evaluates potential financing commitments from financial institutions for specific properties.

## 02

### Strong Alliance with Financial Institutions



Unlike most property purchasing companies, we leverage strong relationships with financial institutions to offer affiliate loan options, simplifying the buying and selling process without hidden third-party fees.

Our proprietary algorithm provides real-time property sale prices, a unique service not yet offered in Japan.

## 03

### Diverse Product Development Capabilities Through Crowdfunding



We offer diverse product options, including solar power equipment and voluntary property sales.

Through our subsidiary, we provide unique real estate products, such as properties from voluntary sales, auctions, and post-renovation—expanding our offerings in the market.

# Strategic Growth Strategy

***Three core pillars positioning GATES to capture additional market share across Japan and the United States.***

### Real Estate Literacy Sessions

Monthly study sessions focused on real estate offered to employees of public companies in Japan

### Development of Auction Platform

Establish and launch a real estate auction platform named "SELLI"

### Expansion into US Markets

Expansion footprint into the US real estate market, targeting Texas as the first expansion location

**Favorably positioned to pursue meaningful growth through multiple initiatives**

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

# A Company "For the People"

*GATES is committed to increasing real estate literacy in the Japanese population to foster an equitable real estate market*

## Household Financial Asset Allocation[1]:



Japan
USA
Cash & Deposits
Others
Insurance
Pensions
Equity Contributions
Listed Stocks
Investment Trusts
Bonds
54.90%
12.80%

## Nippon (Japan) Individual Savings Account[2]



25000000
20000000
15000000
10000000
5000000
0
2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024

## Median Age

**50**

Ages 25-59 comprise ~45% of Japan's total population, representing a substantial market that will need real estate knowledge as they look to become first and/or second homeowners

## Urban Population

**~93%**

GATES believes it is positioned to become the go-to real estate investment company offering real estate education and services to the growing Japanese urban populous

## Public Companies

**2,689**

Monthly study sessions focused on real estate offered to employees of public companies in Japan

[1] https://www.boj.or.jp/en/statistics/sj/sjall.pdf

[2] https://www.jsda.or.jp/en/statistics/factbook/files/FactBook2024_E.pdf

# SELLI – Revolutionizing Real Estate Investing

*Utilizing a portion of the proceeds from this offering, GATES plans on developing an auction platform, which will implement the direct sale and investment of high-quality properties at reasonable prices, without the hassle*

**Phase 1**

Partnering with reputable U.S. real estate firms to expand GATES' property access and providing U.S. investors with investment opportunities in both Japan and the U.S.

**Phase 2**

Global expansion into attractive real estate markets beyond the U.S. and Japan to attract international investors and enhance GATES' reach and capabilities. We also plan to engage U.S. investors on our auction platform and crowdfunding platform where we provide them with investment opportunities to acquire entire or fractional interests in properties in Japan and the U.S.

**Phase 3**

SELLI offers global real estate investors a low-cost, transparent platform and a seamless investing experience, aspiring to be Japan's version of Robinhood

## Benefits of SELLI

- **Eliminating the need for intermediary real estate agents** that can raise transaction costs
- **Secure transactions** supported by **GATES' vast real estate experience** and **strong financial acumen**
- **Extensive due diligence** including **verifying property rights, ownership** and **the physical condition of listed properties**
- Complimentary **estimation** of the **future profitability** of real estate investment opportunities
- Access to an ecosystem of **global real estate investors**

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

# U.S. Expansion Opportunity


WA
OR
CA
NV
ID
MT
WY
UT
AZ
NM
CO
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
SC
NC
VA
WV
PA
NY
ME
FL
AK







## Plans for US Expansion

*GATES established a local subsidiary, GATES USA Inc., in Texas to procure land and property, with the end goal of selling the properties to investors.*

1. Successfully purchased and currently managing **two residential properties**
2. Active discussions on **city development** and **commercial property investment**
3. Strengthening our **real estate network** to expand in the U.S. market

# Japan’s Growing Interest in U.S. Real Estate

## *Higher Tax Deduction Benefit*

- U.S. properties offer greater tax savings due to higher depreciation benefits on buildings.
- Japanese property value is dependent on the land, compared to the U.S. where the building itself represents majority of the value.
  - **Japan**: Land: 80% | Building: 20%
  - **U.S.**: Land: 20% | Building: 80%
- Japan offers a tax benefit for corporations through accelerated depreciation, allowing used properties to be depreciated at Useful Life (22–47 years) × 0.2.
- The U.S. applies the same depreciation period for both used and new properties: 27.5 - 39 years.



Purchase Price
USD $1M
Land
Building
Depreciation Expense USD $800K
Tax 30%
Tax Deduction Effect USD $240K
Land
Building
Depreciation Expense USD $200K
Tax 30%
Tax Deduction Effect USD $60K
Tax Deduction Difference USD $180K



# Expansion into International Real Estate Markets

Using the funds raised through the crowdfunding platform, GATES will acquire ownership of real estate properties in the U.S. and distribute the proceeds from the management and sale of these properties to Japanese investors.



Stable and growing number of housing units in Texas and residential population
Low property prices compared to other major areas in the U.S. such as California and New York, and estimated increase in property prices in Texas
Similarity in basic system and flow of real estate transactions between Japan and Texas
Major Japanese real estate companies entered the market of Texas

We plan to conduct the procurement and sales of real estate properties including **land**, **detached houses**, and **condominiums** through GATES USA Inc., our wholly owned subsidiary.

Within the state, we are considering starting in the north side of Texas, specifically an area from **Dallas** to **Sherman** where we will acquire properties, and consider factors such as **regional convenience**, **demographics**, **potential economic growth**, **safety**, and **average income** of residents.

# Steady Growth with Strong Cash Flows

## Revenue



13.81% CAGR
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
USD ($M)
$83.92
$109.80
$108.70
$67.00
2021
2022
2023
2024.6

## Gross Profit Margin



9.5%
13.8%
14.6%
14.2%
90.5%
86.2%
85.4%
85.8%
2021
2022
2023
2024.6
Cost of Revenue
Gross Profit Margin

## Balance Sheet



$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
USD ($M)
$1.27
$1.05
$0.49
$14.29
$13.02
$18.80
$17.75
$16.34
$15.85
2022
2023
2024.6
Assets
Liabilities
Shareholder Equity

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

# Investment Highlights

## Ability to Purchase Property Utilizing Proprietary Algorithms

- GATES' **proprietary algorithms** identify potential property sales and estimate the financial commitment needed to purchase them.
- The algorithms streamline business processes and improve **operational efficiency.**

## Strong Relationships with Financial Institutions

- **Strong partnerships with over 10 financial institutions**
- These relationships enable GATES to **secure loan commitments** and **streamline business processes** without the need of additional third parties

## Stable Financial Growth

- GATES has realized a **steady growth in sales**, resulting in **YoY revenue growth**
- The Company generated **over $108M in sales for the full year ended 2023**
- Since inception, GATES revenue has experienced a **CAGR of 152%**

## Variety of Proprietary Real Estate Crowdfunding Products

- GATES has developed a variety of real estate crowdfunding products
- GATES' subsidiary, Future Real Estate Institute Inc., has **products that have not been commercialized in the real estate crowdfunding market**

# Management Team



**Yuji Sekino**

*CEO, Representative Director & President*

## Message from the CEO

I founded GATES to serve as a one-stop solution for real estate challenges.

We are committed to creating value for our customers while positively impacting the market and society.

## Yuji Seino Background

- Mr. Sekino has served as the Company's Chief Executive Officer and Director since May 2018
- Since establishment, Mr. Sekino has been overseeing the overall management of the Company and its subsidiaries as CEO and director.

## Directors



Senior Managing Director
**Takahiko Nakajima**



Director, CFO
**Takeshi Seto**



Outside Director
**Kei Nishibori**



Outside Director
**Hironori Matsumiya**

## Auditors



Full-time Auditor
**Hiroyuki Takamido**



Part-time Auditor
**Yoshihito Arita**



Part-time Auditor
**Masayoshi Takatsu**



CDO
**Akinari Ken**

# Contact Us

| Investor Relations | Corporate | Underwriter |
|---|---|---|
| **Gateway Group** | **GATES GROUP, Inc.** | **Spartan Capital Securities, LLC** |
| 4685 MacArthur Ct, Suite 400<br>Newport Beach, CA 92660 | 34F 8-17-1 Nishishinjuku Shinjikuku Tokyo<br>160-6134 Japan | 45 Broadway, 19th Floor, New York,<br>NY 10006 USA |
| +1 (949) 574-3860 | +81-3-5937-0846 | +1 (212) 293-4245 |
| GATES@gateway-grp.com | https://ir.gatestokyo.co.jp/en/ | kmonchik@spartancapital.com |